UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 14, 2009

Six Flags, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, 15th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 652-9403

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

                                                Six Flags, Inc. (the “Company”) previously announced on May 4, 2009 that, as of the end of the 2009 “put” period on April 28, 2009, it had received “put” notices from holders of units in the limited partnerships that own the Six Flags Over Texas and Six Flags Over Georgia parks, including Six Flags White Water Atlanta (the “Partnership Parks”), with an aggregate “put” price of approximately $66 million.                  The general partner of the Georgia limited partnership elected to purchase Georgia units having a total purchase price of approximately $7 million and an additional $6 million of the “put” obligations was funded with cash that was being held in escrow for the benefit of subsidiaries of Time Warner Inc. in connection with the Company’s obligations related to the Partnership Parks.

                                                On May 15, 2009, the Company issued a press release announcing that TW-SF LLC, a subsidiary of Time Warner Inc., loaned approximately $53 million to Six Flags’ subsidiaries that are obligated to fund the “put” obligations related to the Partnership Parks. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The press release contains forward-looking statements and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

                                                In connection with the loan, SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc. and SFOT Acquisition II, Inc., each a subsidiary of the Company (the “Partnership Parks Subsidiaries”), entered into a promissory note, dated May 15, 2009, pursuant to which TW-SF LLC loaned approximately $53 million to the Partnership Parks Subsidiaries. Interest on the loan accrues at a rate of 14% per annum and the principal amount of the loan matures on March 15, 2011. The loan requires semi-annual prepayments with the proceeds received by the Partnership Parks Subsidiaries from the limited partnership units held by them in the Partnership Parks and is prepayable at any time at the option of the Partnership Parks Subsidiaries. The loan contains customary representations, warranties and affirmative covenants. In addition, the loan contains restrictive covenants that limit, among other things, the ability of the Partnership Parks Subsidiaries to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, sell and lease any assets or issue capital stock, make investments or loans, engage in transactions with affiliates, pay dividends or repurchase capital stock. The loan contains customary events of default, including with respect to changes of control and bankruptcy events.

                                                Up to an aggregate of $10 million of the loan is guaranteed by Six Flags, Inc., Six Flags Operations Inc. and Six Flags Theme Parks Inc. (collectively, the “Guarantors”) under the terms of a guarantee agreement entered into by the Guarantors in favor of TW-SF LLC, dated May 15, 2009. The guarantee agreement is subject to customary conditions and contains customary representations, warranties and affirmative covenants. In addition, the guarantee contains restrictive covenants that limit, among other things, the ability of the Guarantors to incur indebtedness, issue redeemable capital stock or preferred stock, create liens or amend the Company’s credit agreement, charter documents or bylaws in certain manners.

                                                The foregoing descriptions are qualified in their entirety by reference to the loan agreement and the guarantee agreement, which will be attached as exhibits to the Company’s

Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which the Company intends to file with the Securities and Exchange Commission in August 2009.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                                                The information set forth above in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 8.01                                             Other Events

                                                On April 15, 2009, the Company announced that it had chosen to take advantage of the applicable 30-day grace period for making the approximately $7 million semi-annual interest payment due on April 15, 2009 on its 9¾% Senior Notes due 2013 (the “Notes”). On May 14, 2009, the Company irrevocably paid in immediately available funds to the paying agent of the Notes, the defaulted interest on the Notes, in the amount of approximately $7 million, previously due on April 15, 2009, together with the interest owed on such defaulted interest at a rate of 10¾% per annum, and distributed notices to the holders of the Notes in connection with such payment, all in accordance with the terms of the Notes and the indenture governing the Notes.

                                                On May 15, 2009, the Company issued a press release announcing that it had chosen to take advantage of the applicable 30-day grace period for making the May 15, 2009 semi-annual interest payment on its 4.50% Convertible Senior Notes due 2015.

                                                A copy of the press release, which relates to both of the events described hereunder, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release contains forward-looking statements and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01                                             Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Six Flags, Inc. Press Release dated May 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS, INC.

	By:	/s/ James M. Coughlin
Name: James M. Coughlin
Title: General Counsel

Date: May 15, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Six Flags, Inc. Press Release dated May 15, 2009